Exhibit 107

Calculation of Registration Fee

FORM S-8

(Form Type)

TACTILE SYSTEMS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Company’s 2025 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,850,000(2)	$13.99(3)	$25,881,500	$0.0001531	$3,962.46
Total Offering Amounts			1,850,000		$25,881,500		$3,962.46
Total Fee Offsets							—
Net Fee Due							$3,962.46

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2025 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction pursuant to the anti-dilution provisions of the Plan.

(2)	Represents 1,850,000 shares of Common Stock reserved for future issuance under the Plan.

(3)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act. Such computation is based on the average of the high and low prices as reported on the Nasdaq Global Market on May 2, 2025.